Exhibit 4.11

FORM 51-102F3
MATERIAL CHANGE REPORT

ITEM 1	Name and Address of Company (Reporting Issuer):
Systems Xcellence Inc. (the "Corporation") 555 Industrial Drive Milton, Ontario L9T 5E1
ITEM 2	Date of Material Change(s):
June 5, 2006 and June 6, 2006
ITEM 3	News Release(s):
The press release disclosing the material change was issued by the Corporation and disseminated on June 6, 2006 via Canada NewsWire.
ITEM 4	Summary of Material Change(s):
On June 5, 2006, the Corporation filed articles of amendment to consolidate its common shares on the basis that each four outstanding common shares became one post-consolidation common share.

On June 6, 2006, the Corporation announced that it filed a preliminary short form base PREP prospectus with Canadian securities regulators and a registration statement on Form F-10 with the U.S. Securities and Exchange Commission in connection with a proposed public offering of its common shares in Canada and an initial public offering of its common shares in the United States (collectively, the "Offering"). The Offering will be made to investors in the United States and Canada. In connection with the proposed Offering, the Corporation has applied to have its common shares listed on the NASDAQ National Market under the symbol "SXCI". The Corporation's common shares will also continue to trade on the Toronto Stock Exchange under the symbol "SXC".
ITEM 5	Full Description of Material Change(s):
Please see the press release attached as Schedule "A" for a full description of the material change.
ITEM 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102:
Not applicable.
ITEM 7	Omitted Information:
No information has been omitted from this material change report.

ITEM 8	Executive Officer:
For additional information with respect to this material change, the following person may be contacted:
Systems Xcellence Inc. Jeffrey Park Chief Financial Officer (630) 559-3693 investors@sxc.com
The Equicom Group Inc. Dave Mason, Investor Relations — Canada (416) 815-0700 ext. 237 dmason@equicomgroup.com
ITEM 9	Date of Report:
DATED at Toronto, in the Province of Ontario, this 15th day of June, 2006.
SYSTEMS XCELLENCE INC.
Per:	"Jeffrey Park" (signed)
Name: Jeffrey Park Title: Chief Financial Officer

Schedule "A"

SYSTEMS XCELLENCE INC. ANNOUNCES PROPOSED PUBLIC OFFERING AND RELATED SHARE CONSOLIDATION

MILTON, Ontario June 6, 2006, Systems Xcellence Inc. ("SXC" or the "Company") (TSX: SXC) today announced that it has filed a preliminary short-form base PREP prospectus with Canadian securities regulators and a registration statement on Form F-10 with the U.S. Securities and Exchange Commission (the "SEC") in connection with a proposed public offering of its common shares in Canada and an initial public offering of its common shares in the United States (collectively, the "Offering"). The Offering will be made to investors in the United States and Canada. In connection with the proposed Offering, the Company has applied to have its common shares listed on the Nasdaq National Market under the symbol "SXCI". The Company's common shares will also continue to trade on the Toronto Stock Exchange under the symbol "SXC".

SXC has also filed articles of amendment to consolidate its common shares on the basis that each four outstanding common shares became one post-consolidation common share. Current holders of SXC common shares will receive shortly a letter of transmittal instructing them how to receive a new certificate representing the number of post-consolidation common shares to which they are entitled.

In connection with the filing of the preliminary short form prospectus, SXC has amended and re-filed its audited consolidated financial statements for the year ended December 31, 2005 to give effect to the share consolidation and to provide a reconciliation of significant differences between accounting principles generally accepted in Canada and the United States.

Pursuant to the Offering, it is currently expected that SXC will sell 3.2 million common shares to raise gross proceeds of approximately US$50 million. SXC also intends to grant the syndicate of underwriters an option to purchase up to an additional 480,000 common shares within 30 days of the date of the final prospectus to cover over-allotments, if any. All of the common shares to be sold in the Offering will be newly issued. SXC plans to use the net proceeds from the Offering to retire its existing credit facility with the remainder to be used for potential acquisitions, working capital and general corporate purposes.

UBS Investment Bank will be acting as the sole book running manager for the Offering, and the underwriting syndicate will also include JP Morgan, William Blair & Company, SunTrust Robinson Humphrey, Sprott Securities, Orion Securities and Clarus Securities. When available, copies of the preliminary prospectus may be obtained from UBS Investment Bank, 299 Park Avenue, New York, NY 10171 or 161 Bay Street, Suite 4100, Toronto, ON, M5J 2S1.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Systems Xcellence

Systems Xcellence (SXC) is a leading provider of healthcare information technology solutions and services to the healthcare benefits management industry. The Company's product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Milton, Ontario with offices and processing centres in Lombard, Illinois; Scottsdale, Arizona; Warminster, Pennsylvania; and Victoria, British Columbia. For more information please visit www.sxc.com.

Forward-Looking Statements

Certain statements included herein, including those that express management's expectations or estimates of future developments or SXC's future performance constitute "forward-looking statements" within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. SXC cautions that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause SXC's actual financial results, performance, or achievements to be materially different from its estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, SXC's ability to achieve increased market acceptance for its product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in its software products; its ability to identify and complete acquisitions, manage its growth and integrate acquisitions; its ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for its healthcare software solutions; interruption of its operations due to outside sources; its dependence on key customers; maintaining its intellectual property rights and litigation involving intellectual property rights; its ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of its security by third parties; its dependence on the expertise of its key personnel; its access to sufficient capital to fund its future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of SXC's forward-looking statements. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on its behalf are expressly qualified in their entirety by this notice. SXC disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise. Risks and uncertainties about SXC's business are more fully discussed in its Annual Information Form.

Certain of the assumptions made by SXC in preparing forward-looking information and management's expectations include: maintenance of its existing customers and future retention of its contracts, its ability to market its products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of its key personnel, its customers continuing to process transactions at historical levels, that its systems will not be interrupted for any significant period of time, that its products will continue to perform free of major errors, its ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of its business.

Completion of the Offering is subject to market conditions and other factors, and there can be no assurance that the Offering will be completed on the contemplated terms or at all or that the Company's common shares will be accepted for listing on the Nasdaq National Market.

For more information, please contact:

Dave Mason Investor Relations — Canada The Equicom Group Inc. (416) 815-0700 ext. 237 dmason@equicomgroup.com	Jeff Park Chief Financial Officer Systems Xcellence Inc. Tel: (630) 559-3693 investors@sxc.com
OR
Susan Noonan Investor Relations — U.S. The SAN Group, LLC (212) 966-3650 susan@sanoonan.com